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SONAT OFFSHORE DRILLING                  Sonat Offshore Drilling Inc.
                                         Post Office Box 2765
                                         Houston TX  77252 2765
                                         713 871 7500
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                                         NEWS


          SONAT OFFSHORE DRILLING CLARIFIES AGREEMENT WITH TRANSOCEAN


      HOUSTON, May 3 /PRNewswire/ -- Sonat Offshore Drilling Inc. (NYSE: RIG) today clarified that its agreement in principle to combine with Transocean ASA, a Norwegian drilling company, is based upon the formation of a U.S. Holding Company called Transocean Offshore which would own Sonat Offshore Drilling and Transocean ASA. Each Sonat Offshore Drilling share would be converted into the right to receive one share of Transocean Offshore stock. Each share of Transocean ASA would be converted into the right to receive .412 shares of Transocean Offshore stock and $5.45 in cash (equivalent in value to .515 shares of Sonat Offshore stock based upon a closing price of $52.875 with 80% of the value in stock and 20% in cash).

      Sonat Offshore Drilling is a worldwide offshore drilling company engaged in contract drilling of oil and gas wells. Headquartered in Houston, the Company specializes in technically demanding segments of the offshore drilling market including deep-water, harsh environment, and turnkey drilling.

      -0-          5/3/96

      /CONTACT:  Jeffrey L. Chastain, Sonat Offshore Drilling, 713-871-7551/

      (RIG)